Exhibit 99.1

Westwood Holdings Group, Inc. Reports First Quarter 2008 Results and Declares Quarterly Dividend

First Quarter Revenue Increases 24% and Net Income Increases 30% Year-over-Year

DALLAS--(BUSINESS WIRE)--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2008 first quarter revenues of $9.1 million, net income of $2.0 million and earnings per diluted share of $0.31. This compares to revenues of $7.4 million, net income of $1.5 million and earnings per diluted share of $0.25 in the first quarter of 2007.

Cash earnings, which we define as net income plus non-cash equity-based compensation expense, for the first quarter of 2008 were $3.2 million, when adding back $1.2 million in non-cash equity-based compensation expense, compared to cash earnings of $2.4 million for the first quarter of 2007, when adding back $0.9 million in non-cash equity-based compensation expense. Cash earnings per share (“Cash EPS”), which we define as cash earnings divided by diluted weighted average shares outstanding, for the first quarter of 2008 was $0.50 per diluted share compared to $0.40 per diluted share for the first quarter of 2007. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Revenues for the first quarter of 2008 increased 24% compared to the first quarter of 2007, primarily as a result of increased average assets under management. Assets under management were $7.5 billion as of March 31, 2008, a 21% year-over-year increase as compared to March 31, 2007 assets under management of $6.1 billion. Average assets under management for the first quarter of 2008 were $7.7 billion, an increase of 27% compared with $6.0 billion for the first quarter of 2007. The year-over-year increase in period ending assets under management was primarily due to inflows of assets from new and existing clients and the market appreciation of assets under management.

Total expenses for the first quarter of 2008 were $6.1 million compared to $5.0 million for the first quarter of 2007. Cash expenses for the first quarter of 2008 were $4.9 million, which excludes $1.2 million in non-cash equity-based compensation expense, compared to cash expenses of $4.1 million for the first quarter of 2007, which excludes $0.9 million in non-cash equity-based compensation expense. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs, which was due to an increase of $311,000 in non-cash restricted stock expense due to additional restricted stock grants in July 2007 and February 2008. Beginning in 2008, restricted stock grants were awarded in the first quarter of the year in order to synchronize the payment of cash incentive bonus awards with employees’ personal tax liabilities resulting from restricted stock vesting. Increased salary and benefits expense due to increased headcount and salary increases for certain employees and increased incentive compensation expense due to higher pretax income also contributed to higher employee compensation and benefits costs.

As disclosed in prior periods, in May 2006, our Chief Executive Officer and Chief Investment Officer received grants of performance-based restricted stock that are subject to a performance goal in order for the applicable percentage of shares to vest in any given year. The annual performance goal is set by the Compensation Committee of our Board of Directors during the first quarter of each year. The associated compensation expense related to these shares cannot be recognized until we conclude that it is probable that the performance goal will be met. As of March 31, 2008, we have not yet concluded that this goal will be met and, as a result, there is no expense recorded in the 2008 first quarter related to these shares. There was also no expense recorded in the first quarter 2007 related to these shares. The annual expense related to the vesting of these shares, which is based on the 2006 grant date fair value, would be approximately $1.4 million.

Westwood Trust contributed revenue of $2.8 million and net income of $427,000 in the first quarter of 2008, compared to revenue of $2.4 million and net income of $354,000 in the first quarter of 2007. Westwood Trust’s assets under management as of March 31, 2008 were $1.75 billion, an increase of 4% compared to $1.68 billion as of March 31, 2007.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, have grown to $247 million in assets under management as of March 31, 2008. This represents an increase of approximately 60% compared to March 31, 2007.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per common share payable on July 1, 2008 to stockholders of record on June 13, 2008.

Brian Casey, Westwood’s President & CEO commented, “Our investment teams delivered excellent performance relative to their peer groups and benchmarks during the first quarter. We are executing our plan and have experienced several new account wins that we expect to fund over the next two quarters. Marketing activity is at an all time high and we are optimistic that we will continue to convert marketing opportunities into new client assets.”

Westwood will host a conference call to discuss the 2008 first quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-411-4706 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through May 1 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 226694.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit the Funds’ website at www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; changes in our dividend policy and uses of our cash; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the three month period ended March 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three months ended March 31,
	2008	2007
REVENUES:
Advisory fees - asset based	$6,390	$4,583
Trust fees	2,748	2,376
Other revenues, net	(11)	394
Total revenues	9,127	7,353

EXPENSES:
Employee compensation and benefits	4,662	3,709
Sales and marketing	137	121
WHG mutual funds	35	35
Information technology	261	233
Professional services	448	400
General and administrative	571	516
Total expenses	6,114	5,014
Income before income taxes	3,013	2,339
Provision for income taxes	1,058	832
Net income	$1,955	$1,507

Earnings per share:
Basic	$0.32	$0.26
Diluted	$0.31	$0.25

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of March 31, 2008 and December 31, 2007 (in thousands, except par value and share amounts)

	March 31, 2008 (unaudited)	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$4,042	$4,560
Accounts receivable	3,682	6,599
Investments, at market value	22,690	22,144
Deferred income taxes	1,286	1,512
Other current assets	610	651
Total current assets	32,310	35,466
Goodwill	2,302	2,302
Deferred income taxes	451	225
Property and equipment, net of accumulated depreciation of $1,059 and $1,002	976	1,031
Total assets	$36,039	$39,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$958	$1,024
Dividends payable	2,091	1,702
Compensation and benefits payable	1,798	4,848
Income taxes payable	484	1,505
Other current liabilities	11	11
Total current liabilities	5,342	9,090
Deferred rent	554	588
Total liabilities	5,896	9,678
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 10,000,000 shares, issued 7,024,127 and outstanding 6,968,708 shares at March 31, 2008; issued 6,840,327 and outstanding 6,807,408 shares at December 31, 2007	70	68
Additional paid-in capital	29,503	27,770
Treasury stock, at cost – 55,419 shares at March 31, 2008; 32,919 shares at December 31, 2007	(1,872)	(1,070)
Retained earnings	2,442	2,578
Total stockholders’ equity	30,143	29,346
Total liabilities and stockholders’ equity	$36,039	$39,024

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the three months ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,955	$1,507
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57	63
Unrealized (gains) and losses on investments	193	(151)
Restricted stock amortization	1,209	898
Deferred income taxes	-	255
Excess tax benefits from stock-based compensation	(430)	(147)
Net purchases of investments – trading securities	(37)	(280)
Change in operating assets and liabilities:
Accounts receivable	2,917	596
Other current assets	(37)	(8)
Accounts payable and accrued liabilities	(66)	(129)
Compensation and benefits payable	(3,050)	(1,758)
Income taxes payable	(495)	(107)
Other liabilities	74	(1)
Net cash provided by operating activities	2,290	738

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(1,353)	(1,227)
Sales of money market funds – available for sale	651	1,186
Purchase of property and equipment	(32)	(23)
Net cash used in investing activities	(734)	(64)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(802)	(131)
Excess tax benefits from stock-based compensation	430	147
Proceeds from exercise of stock options	-	122
Cash dividends	(1,702)	(996)
Net cash used in financing activities	(2,074)	(858)

NET INCREASE IN CASH	(518)	(184)
Cash and cash equivalents, beginning of period	4,560	2,177
Cash and cash equivalents, end of period	$4,042	$1,993

Supplemental cash flow information:
Cash paid during the period for income taxes	$1,554	$684
Issuance and (cancellation) of restricted stock	6,552	(59)
Tax benefit allocated directly to equity	526	206

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses (in thousands, except share and per share amounts)

	Three Months Ended March 31%
	2008	2007	Change
Net Income	$1,955	$1,507	30%
Add: Restricted stock expense	1,209	898	35
Cash earnings	$3,164	$2,405	32

Diluted weighted average shares	6,359,193	6,061,653	5
Cash earnings per share	$0.50	$0.40	25

Total expenses	$6,114	$5,014	22
Less: Restricted stock expense	(1,209)	(898)	35
Cash expenses	$4,905	$4,116	19%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900